Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Madhu Ranganathan	Erica Mannion
Rackable Systems, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
408-240-8300	212-766-1800 Ext. 3
investorrelations@rackable.com	investorrelations@rackable.com

RACKABLE SYSTEMS, INC. ANNOUNCES AGREEMENT TO ACQUIRE

TERRASCALE TECHNOLOGIES, INC.

- Leading Server and Storage Provider Enters Into an Agreement That Will Extend Storage

Offerings with Clustered File System Solution -

MILPITAS, Calif., – August 29, 2006 – Rackable Systems, Inc. (NASDAQ: RACK), a leading provider of servers and storage products for large-scale data center deployments, today announced that it has signed a definitive agreement to acquire Terrascale Technologies, Inc., a provider of a clustered file system solution enabling high performance I/O connectivity between servers and commodity-based storage subsystems.

Terrascale’s clustered storage systems eliminate the performance bottleneck inherent with legacy Network Attached Storage (NAS) architectures by delivering a single file system solution that scales nearly linearly in both capacity and performance. Terrascale’s technology is well suited to large Linux clusters found in Internet and High Performance Computing (HPC) environments, enabling customers to realize improved manageability, storage utilization and availability in addition to up to tens of gigabytes per second of I/O throughput.

“As the demand for high capacity, open architecture storage systems continues to grow, Terrascale’s technology provides a very compelling alternative to expensive solutions from legacy storage vendors,” said Tom Barton, CEO of Rackable Systems. “This solution will significantly boost the scalability and manageability of our storage offerings, including our high capacity storage servers.”

Under the terms of the definitive agreement, Rackable Systems will acquire privately-held Terrascale Technologies in an all-cash transaction for a purchase price of $38 million. Rackable Systems also has the option to retain the rights to a technology known as Distributed Parity Engine (DPE) by paying an additional $9 million of cash consideration to the stockholders of Terrascale, and the company will be conducting further due diligence to research the applicability of this technology.

Thomas Weisel Partners LLC acted as exclusive financial advisor to Rackable Systems in this transaction.

Conference Call Information

Rackable Systems will discuss the acquisition in a conference call at 2:00 p.m. PDT, 5:00 p.m. EDT, today. To participate in the call, investors should dial 800-289-0496 or 913-981-5519. A live web cast of the call will also be available on the Investor Relations section of the company’s website at www.rackable.com. For investors unable to participate in the live conference call, an audio replay will be available on August 29, 2006 at approximately 4:30 p.m. PDT and will remain available until September 1, 2006 at 9:00 p.m. PDT. To access the audio replay, dial 888-203-1112 or 719-457-0820 and enter confirmation code 7551748. A web cast replay of the call will be available on the Investor Relations section at www.rackable.com approximately two hours after the conclusion of the call and will remain available until September 30, 2006.

About Rackable Systems

Rackable Systems, Inc. is a provider of servers and storage products for large-scale data center deployments. The company’s servers are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution and remote management. Founded in 1999 and based in Milpitas, California, Rackable Systems serves Internet, semiconductor design, enterprise software, federal government, entertainment, financial services, oil and gas exploration and biotechnology customers worldwide.

About Terrascale Technologies

Terrascale Technologies is a leading developer of next-generation storage solutions for high performance enterprise class cluster and grid applications. The TerraGrid Suite, featuring the TerraGrid software architecture and the high performance Storage Brick and Storage Block appliances, delivers industry leading networked storage throughput. Founded in 2002, Terrascale Technologies is headquartered in Montreal, Canada with field offices in McLean, VA and Albuquerque, NM. Additionally, Terrascale has strategic partnerships in the UK and Germany.

Cautionary Statement

The statements in this news release regarding the perceived benefits of Rackable Systems acquiring Terrascale Technologies are forward-looking statements within the meaning of the Federal securities laws, and involve a number of risks and uncertainties. Risks and uncertainties include, but are not limited to: the closing of the acquisition is subject to various closing conditions, and if these conditions are not met or waived then the acquisition will not close; the difficulty in integrating two companies, which may delay or prevent the materialization of the benefits Rackable Systems expects from the acquisition; and the ability of Rackable Systems to integrate the Terrascale technology successfully into its products.

Copyright© 2006 Rackable Systems, Inc. All rights reserved. Rackable Systems is a registered trademark of Rackable Systems, Inc. in the U.S. Rackable Systems and its logo are trademarks in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

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